Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Interpace Biosciences, Inc. on Form S-8 (Nos. 333-61231, 333-60512, 333-177969, 333-201070, 333-214260, 333-252574 and 333-234284) of our report dated March 27, 2023, on our audit of the financial statements as of December 31, 2022 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 27, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

March 27, 2023